+--------+
| FORM 4 |                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1.  Name and Address of Reporting Person*
                                Silver, Thomas
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        (Last)                  (First)                (Middle)

                               3 Park Avenue
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                                   (Street)

                            New York, New York 10016
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        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol   Dice Inc. -- DICE
                                            ----------------------------------
3.  IRS or Social Security Number of Reporting Person (Voluntary)
                                                                  --------------
4.  Statement for Month/Year         August 2001
                             ---------------------------------------------------
5.  If Amendment, Date of Original (Month/Year)   August 2001
                                               ---------------------------------
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
        Director     X  Officer                 10% Owner        Other
    ---             --- (give title below)  ---              --- (specify below)

                   Senior Vice President, Marketing
    ----------------------------------------------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)
     X  Form filed by One Reporting Person
    ---
        Form filed by More than One Reporting Person
    ---

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title          2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                action     action          or Disposed of (D)                Securities           ship          of In-
   Security          Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)        (Month/    (Instr. 8)                                        Owned at End of      Direct        Bene-
                     Day/    -----------------------------------------------      Month                (D) or        ficial
                     Year)                                                        (Instr. 3 and 4)     Indirect (I)  Ownership
                              Code       V   Amount        (A) or(D)    Price                          (Instr. 4)    (Instr. 4)
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
Common Stock          8/01/01   A             1,000            A        $0.60                              D
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Common Stock          8/01/01   A             7,700            A        $0.61                              D
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Common Stock          8/01/01   A            21,300            A        $0.62        30,000                D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
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

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Bene-         Owner-
                               --------------------------------------------     5)          Owned            ficially      ship
                               Date     Expira-              Amount or                      at End           Owned at      (Instr.
                               Exer-    tion         Title   Number of                      of               End of        4)
                               cisable  Date                 Shares                         Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)
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
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

Explanation of Responses:


                           /s/ Thomas Silver               9/7/01
                     -------------------------------  -----------------
                     **Signature of Reporting Person        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                          Page 2
                                                                 SEC 1474 (7-96)